UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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EnergySolutions, Inc.
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Dear Fellow Shareholders,

Despite significant challenges in 2011 arising from the difficult economic conditions in the United States and Europe, EnergySolutions surpassed many of its 2011 financial and strategic goals. ARRA stimulus funding dried up in 2011 for several of our projects, and a number of our larger government projects were successfully completed during the year. Through hard work, discipline and innovative thinking, however, our Government Group was nevertheless able to meet the challenges and win a number of important contracts that will help grow our government business in the future. With the extension of our Global Commercial Group’s Magnox contract and the ramp up of decommissioning activities at our Zion Nuclear Power Station decommissioning project, we were able to increase our Company’s 2011 revenue by 3.6% and report an Adjusted EBITDA of $146.7 million.

We are pleased that the foundational changes we made in 2010 lead to a strong 2011 base-building year with significant progress made on a number of strategic initiatives that have positioned us for meaningful growth.

The following are some of the highlights for 2011:

•                  We earned record revenue of $1,815.5 million.

•                  We earned $146.7 million in Adjusted EBITDA.

•                  We worked successfully with the Nuclear De-commissioning Authority (NDA) in the United Kingdom (UK) to extend our Magnox contract through the fiscal 2014 year.

•                  We earned 98% of the obtainable incentive fees on our Magnox contract.

•                  We completed work on the Paducah clean-up project.

•                  We won the U.S. Department of Energy’s Project of the Year award for our work on the Moab project.

•                  We are part of a joint venture that was awarded the preferred bid on the Advanced Mixed Waste Treatment Project.

•                  We were the winning bid on the Darlington project in Canada.

•                  We benefited from accelerated work on the Zion Nuclear Power Station decommissioning project.

Our favorable operating results were overshadowed by unusual accounting charges to goodwill, deferred tax assets and to the ARO accounting charge to our Zion Nuclear Power Station decommissioning project. Adverse market conditions resulted in a decreased share price at the end of 2011, which resulted in an unfavorable fair value test of our net assets compared to their book value. The $174 million non-cash charge to goodwill and $29 million tax asset valuation allowance had no effect on our business operations, cash balances or operating cash flows. The $95 million ARO charge resulting from the comprehensive schedule and cost update of our Zion Nuclear Power Station decommissioning project, reflected higher expected costs associated with the project along with acceleration of accretion caused by our accelerated work on the project.

I am very proud of the safe and exceptional performance of our employees in accelerating and completing high-quality work on all our projects that are so important to the nuclear industry and the environment. I am also pleased to report that we continued to build a strong global reputation in 2011 as The Company the world trusts to keep it safe from radioactive and hazardous materials, a mission and a stewardship to which we are deeply committed.

As you know, many countries adjusted their attitudes and policies regarding nuclear power as the result of the earthquake and tsunami that struck the Fukushima nuclear power plant in early 2011.

The events at Fukushima have elevated international awareness of, and interest in, our unique radioactive waste management capabilities as well as our extensive decommissioning and environmental clean-up expertise. We are very pleased to have been chosen to work with Toshiba on the clean-up of the Fukushima site. This will be an important project for us over the next several years.

Utilities and governments in Europe and Asia are watching our progress at our Zion Nuclear Power Station decommissioning project, which showcases our expertise in accelerating the safe decommissioning of shut-down nuclear facilities.

We are working with the German government and electric power utilities in Germany to explore ways EnergySolutions can assist in decommissioning of the shut-down nuclear power stations in that country and in reducing the volume of low-level radioactive waste stored there.

We continue to work with the UK’s NDA on a number of decommissioning activities for 22 of their magnesium oxide nuclear reactors, including safely and efficiently operating the two-reactor Wylfa power station as we prepare it for eventual shut-down, while we continue to accelerate the decommissioning work on the other 20 reactors under the Magnox contract. We will begin the rebid process for the Magnox contract this year, and are very pleased to be working with a strong team of bidding partners.

In 2011, we made significant progress on our Zion Nuclear Power Station decommissioning project, including removing the Unit #2 reactor vessel head and shipping it to our Clive, Utah facility for disposal. We also began segmenting the first reactor pressure vessel. We completed repairs on the spent fuel assemblies necessary to transfer them from the fuel pool into dry cask storage. We expect that we will begin the spent fuel transfer process this year. Through a comprehensive schedule and cost update of the work that we have completed to date and the remaining work to be completed over the life of the project, we are confident that this remains a solidly profitable project. Although we now expect costs to be higher than originally budgeted, our earnings performance on the decommissioning trust fund has been very strong to date. In addition to accelerating many steps of the decommissioning project, we have also maintained an exemplary safety record. We believe this long-term stewardship model can be profitably expanded and enhanced to include other nuclear power plants and contaminated nuclear facilities around the world.

As we begin 2012, we are optimistic about our opportunities for growth in our core businesses as well as in the new markets we are pursuing. The strategic and foundational changes we made last year have better positioned us to successfully execute our growth initiatives. Our new emphasis on strategic partnering has opened up new business opportunities, with enhanced capacity to serve our customers.

We appreciate your support and the trust you have placed in us. We reaffirm our commitment to grow our business profitably and reward the trust and confidence that you have place in us.

Sincerely,

Val J. Christensen

President and CEO of EnergySolutions

This letter includes references to Adjusted EBITDA, which is a non-GAAP financial measure used to facilitate a comparative view of the Company’s ongoing operational performance. Please refer to pages 9-10 of Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2012 for a reconciliation of this non-GAAP financial measure to a comparable financial measure calculated in accordance with generally accepted accounting principles.